Exhibit 99.1

THE STEAK N SHAKE COMPANY REPORTS FISCAL THIRD QUARTER 2005 RESULTS

Net Earnings Increase 5.0%
Total Revenues Increase by 13.2%

INDIANAPOLIS, August 15, 2005/PRNewswire -- The Steak n Shake Company (NYSE:SNS) today announced its revenues and earnings for the third quarter 2005 ended July 6, 2005.

Highlights of the fiscal third quarter include:

•	Total revenues increased 13.2% to $147.9 million versus $130.6 million
•	Same store sales for Company-owned restaurants increased 2.8% (1.4% when adjusted for the impact of the 53rd week in fiscal 2004).
•	Net earnings increased 5.0% to $7.8 million versus $7.4 million
•	Diluted earnings per share were $0.28 compared to $0.27

Fiscal Third Quarter 2005 Results
Total revenues for the fiscal third quarter 2005 grew 13.2% to $147.9 million compared to the same quarter last year. Same store sales for Company-owned stores increased 2.8% during the quarter (1.4% when adjusted for the impact of the 53rd week in fiscal 2004). This marked the tenth consecutive quarter that Steak n Shake has reported positive same store sales. New store expansion increased sales by 4% and the Kelley acquisition increased sales by 6.4%.

Net earnings for the fiscal third quarter 2005 were $7.8 million, or $0.28 per diluted share, compared to $7.4 million, or $0.27 per diluted share, in the prior year period.

Peter Dunn, President and Chief Executive Officer commented, "During the third quarter, we delivered solid operating results with positive same store sales while rolling over very strong sales last year. We remain encouraged, particularly considering the 6.3% and 8.0% increases in same store sales during the same quarter in 2004 and 2003, respectively. We achieved this thanks in part to the introduction of three new flavors of our Sippable Sundaes™ premium milk shakes. These new shakes also helped increase the size of the average guest check. In addition, stable commodity costs resulting from our strategic decision to lock in key ingredient costs enabled us to leverage our cost of sales."

Mr. Dunn concluded, "As we approach the end of fiscal 2005, we are pleased with the progress that we are achieving. Our ongoing investments to prepare for expansion will ensure that we have the capabilities and infrastructure in place for accelerated unit growth in the future. We are committed to delivering consistent and sustained earnings growth for our shareholders as we realize the full potential of the Steak n Shake brand. "

As of July 6, 2005, there were 438 Steak n Shake restaurants operating in 19 states, including 393 Company-owned restaurants and 45 franchised units. During the quarter, the Company opened 4 new restaurants, including 2 locations in Florida, as well as restaurants in Ohio and Indiana.

First Three Quarters Fiscal 2005 Results
For the first three quarters of fiscal year 2005, total revenues increased 12.8% to $461.2 million compared to $408.9 million in the prior year, driven by a same store sales increase for Company-owned units of 4.9% year-to-date. Diluted earnings per share for the first three quarters of the year rose 7.0% to $0.77 versus $0.72 in the prior year.

Fiscal 2005 Guidance
The Company reaffirmed diluted earnings per share guidance for the fiscal year 2005 in the range of $1.08 to $1.11. Same store sales growth is expected to be between 2% to 3%. The Company now anticipates opening approximately 19 new Company-owned restaurants in fiscal year 2005 and at least 26 Company-owned restaurants in fiscal year 2006.

Investor Conference Call and Webcast
The Company will hold a conference call today to discuss fiscal third quarter 2005 results at 5:00 p.m. (Eastern Time) or 4:00 p.m. (Central Time). Hosting the call will be Peter Dunn, President and Chief Executive Officer, and Jeffrey A. Blade, Senior Vice President and Chief Financial Officer.

The call can also be accessed live over the phone by dialing (800) 289-0743, or for international callers, (913) 981-5546. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode for the replay is 2547914. The replay will be available until August 22, 2005.

         Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.steaknshake.com. The on-
                 line replay will be available for a limited time immediately following the call.

        About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGER™ sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature fullservice dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

This press release contains forward-looking information. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as "anticipate", "believe", "expect", "may", "will", and other similar terminology. These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: effectiveness of operating initiatives; changes in economic conditions; effectiveness of advertising and marketing initiatives; harsh weather conditions, primarily in the first and second quarters; availability and cost of qualified restaurant personnel; changes in consumer tastes; changes in consumer behavior based on publicity or concerns relating to food safety or food-borne illnesses; effectiveness of our expansion plans; changes in minimum wage rates; changes in food commodity prices; completion of merger or acquisitions and successful integration of those transactions; and changes in applicable accounting policies and practices. The foregoing list of important factors is not intended to be all-inclusive as other general market, industry, economic, and political factors may also impact our operations. Readers are cautioned not to place undue reliance on our forward-looking statements, as we assume no obligation to update forward-looking statements.

Contact: Jeffrey A. Blade
Jeff.blade@steaknshake.com
www.steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	TWELVE					FORTY
	WEEKS ENDED					WEEKS ENDED
	7/6/2005		6/30/2004			7/6/2005			6/30/2004
			(as restated	)					(as restated	)
	(UNAUDITED)		(UNAUDITED	)		(UNAUDITED	)		(UNAUDITED	)
Revenues
Net sales	$147,057	99.5%	$129,555		99.2%	$458,307		99.4%	$405,554		99.2%
Franchise fees	797	0.5%	1,072		0.8%	2,897		0.6%	3,336		0.8%
	147,854	100.0%	130,627		100.0%	461,204		100.0%	408,890		100.0%

Costs and Expenses
Cost of sales (1)	34,224	23.3%	31,078		24.0%	107,009		23.3%	95,022		23.4%
Restaurant operating costs (1)	71,221	48.4%	63,097		48.7%	225,220		49.1%	199,530		49.2%
General and administrative	11,464	7.8%	9,402		7.2%	37,006		8.0%	32,023		7.8%
Depreciation and amortization	6,365	4.3%	5,720		4.4%	20,228		4.4%	18,746		4.6%
Marketing	6,872	4.6%	5,366		4.1%	20,922		4.5%	16,767		4.1%
Interest	2,940	2.0%	2,999		2.3%	9,736		2.1%	10,117		2.5%
Rent	2,423	1.6%	2,087		1.6%	7,683		1.7%	6,468		1.6%
Pre-opening costs	901	0.6%	345		0.3%	2,165		0.5%	1,324		0.3%
Provision for store closings	-	0.0%	(394)		-0.3%	0		0.0%	(394)		-0.1%
Other income, net	(364)	-0.2%	(391)		-0.3%	(1,456)		-0.3%	(1,416)		-0.3%
	136,046	92.0%	119,309		91.3%	428,513		92.9%	378,187		92.5%

Earnings Before Income Taxes	11,808	8.0%	11,318		8.7%	32,691		7.1%	30,703		7.5%

Income Taxes	4,037	2.7%	3,916		3.0%	11,125		2.4%	10,745		2.6%

Net Earnings	$7,771	5.3%	$7,402		5.7%	$21,566		4.7%	$19,958		4.9%

Net Earnings Per Common and
Common Equivalent Share:
Basic	$0.28		$0.27			$0.79			$0.73
Diluted	$0.28		$0.27			$0.77			$0.72

Weighted Average Shares
and Equivalents:
Basic	27,562,084		27,462,379			27,470,571			27,356,558
Diluted	28,102,280		27,778,480			28,028,675			27,704,779

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	7/6/2005	9/29/2004
(Amounts in $000's, except share and per share data)	(UNAUDITED)	(as restated)
Assets
Current assets	$34,396	$45,400
Property and equipment - net	431,069	385,258
Other assets	13,676	5,195

Total assets	$479,141	$435,853

Liabilities and Shareholders' Equity
Current liabilities	$68,850	$58,604
Deferred income taxes and other long-term liabilities	6,069	4,241
Obligations under capital leases	148,550	144,647
Senior note	11,827	9,429
Shareholders' equity	243,845	218,932

Total liabilities and shareholders' equity	$479,141	$435,853

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	FORTY WEEKS ENDED
	7/6/2005	6/30/2004
		(as restated)
	(UNAUDITED)	(UNAUDITED)

Net cash provided by operating activities	$50,054	$41,949
Net cash used in investing activities	(59,512)	(22,192)
Net cash used in financing activities	(1,054)	(4,061)

Increase (Decrease) in Cash and Cash Equivalents	$(10,512)	$15,696